Exhibit 99.1

For Immediate Release

Clark Holdings Inc. Announces Appointment of
Interim President and Chief Operating Officer

Trenton, New Jersey, September 14, 2010 – Clark Holdings Inc. (“Clark”) (NYSE AMEX: GLA; GLA.U; GLA.WS), a non-asset-based provider of mission-critical supply chain solutions, today announced the appointment of Larry Hughes as interim President and Chief Operating Officer.  Mr. Hughes, who will be based in Trenton, New Jersey will have direct responsibility for all aspects of expense management at Clark's operating subsidiary, The Clark Group, Inc. (“Clark Group”).  All Clark Group personnel will report to Mr. Hughes.

“Larry has a well deserved reputation as a change agent for strong cost containment and will bring a sharper focus on cost control and efficiencies at Clark Group, a business necessity in this challenging revenue environment,” noted Gregory Burns, Chief Executive Officer of Clark.

Mr. Hughes comes to Clark from Everest Group International where he is Chief Executive Officer and a Managing Partner. He has served as interim President or Board member for a number of companies including American Buildings, Del Mar, Home Fashions Canada, WRS Infrastructure & Environment, Alexander Doll, Monarch Windows, and numerous portfolio companies of private equity groups.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media and other industries.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark's filings with the Securities and Exchange Commission.  Clark undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Gregory Burns, Chief Executive Officer
Clark Holdings Inc.
646-495-5094